Exhibit 99.1

Contacts:
Dan Petro, CFA, Treasurer and Director of Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard Lascar Investor Relations / (713) 529-6600

Pioneer Energy Services
Reports Second Quarter 2018 Results
SAN ANTONIO, Texas, July 31, 2018 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2018. Second quarter and recent notable items include:

•
Executed a three-year, new-build drilling contract for a 1,500-horsepower, AC pad-optimal rig at a premium to current spot market dayrates for operations in West Texas beginning in the first quarter of 2019.

•	Revenues for our production services businesses increased 7% from the prior quarter and generated a gross margin of 23%.

•	Domestic drilling services utilization was 100% during the quarter, with average margin per day of $9,550.
Consolidated Financial Results
Revenues for the second quarter of 2018 were $154.8 million, up 7% from revenues of $144.5 million in the first quarter of 2018 (“the prior quarter”) and up 44% from revenues of $107.1 million in the second quarter of 2017 (“the year-earlier quarter”). The increase from the prior quarter is primarily attributable to increased demand and pricing in wireline and well servicing, as well as increased drilling rig utilization in Colombia.
Net loss for the second quarter of 2018 was $18.2 million, or $0.23 per share, compared with net loss of $11.1 million, or $0.14 per share, in the prior quarter and net loss of $20.2 million, or $0.26 per share, in the year-earlier quarter. Adjusted net loss(1) for the second quarter was $14.8 million, and adjusted EPS(2)

was a loss of $0.19 per share as compared to adjusted net loss of $6.9 million, or an adjusted EPS loss of $0.09 per share, in the prior quarter.
Second quarter adjusted EBITDA(3) was $16.9 million, down from $23.4 million in the prior quarter and up from $12.9 million in the year-earlier quarter. The decrease from the prior quarter was primarily due to a $5.4 million increase in phantom stock expense during the latest quarter associated with the increase in fair value of the awards, lower utilization in coiled tubing services and higher mobilization and standby activity in Colombia. The increase from the year-earlier quarter was due to higher demand for all of our service offerings as the market steadily improved with increasing commodity prices throughout 2017 and 2018, which was partially offset by the increased expense related to phantom stock unit awards.
Operating Results
Production Services Business
Revenue from our production services business was $97.4 million in the second quarter, up 7% from the prior quarter and up 42% from the year-earlier quarter. Gross margin as a percentage of revenue from our production services business was 23% in the second quarter, down slightly from 24% in the prior quarter and flat with 23% in the year-earlier quarter. The decrease from the prior quarter was primarily due to decreased utilization of our coiled tubing services fleet, primarily small diameter coil services, increased equipment rental costs and additional expenses related to the closure of field offices supporting the under-performing offshore market.
The increase in revenues from the prior quarter was driven by increased demand for our wireline and well servicing operations, each of which experienced revenue growth of 10% sequentially. As compared to the year-earlier quarter, demand has improved for all of our production services business segments, resulting in increased revenues of 42%.
The number of wireline jobs completed in the second quarter increased by 7% sequentially and increased by 4% as compared to the year-earlier quarter, and continue to be weighted to more completion-related jobs. Well servicing average revenue per hour was $540 in the second quarter, up from $518 in the prior quarter and up from $514 in the year-earlier quarter. Well servicing rig utilization was 49% in the second quarter, up from 47% in both the prior and year-earlier quarters. Coiled tubing revenue days totaled 350 in the second quarter, as compared to 414 in the prior quarter and 400 in the year-earlier quarter.
Drilling Services Business
Revenue from our drilling services business was $57.4 million in the second quarter, reflecting a 7% increase from the prior quarter and a 48% increase from the year-earlier quarter.
Domestic drilling services rig utilization was 100% for both the second quarter and the prior quarter, and up from 92% in the year-earlier quarter. Domestic drilling average revenues per day were $24,508 in the second quarter, down from $24,949 in the prior quarter and up from $22,657 in the year-earlier quarter. Domestic drilling average margin per day was $9,550 in the second quarter, down from $10,436 in the prior quarter and up from $7,505 in the year-earlier quarter. Margin was negatively impacted in the second quarter by higher repair and maintenance expenses, which are expected to return to more typical levels in the third quarter. The increases in revenue per day and margin per day from the year-earlier quarter were driven by increasing dayrates.
International rig utilization was 85% for the second quarter, up from 76% in the prior quarter and up from 36% in the year-earlier quarter. International drilling average revenues per day were $35,061, up from $32,020 in the prior quarter and up from $31,702 in the year-earlier quarter, primarily due to higher utilization in the second quarter, versus both comparative periods. International drilling average margin per day for the second quarter was $7,583, down from $8,455 in the prior quarter and down from $8,923 in the year-earlier quarter, as a result of higher-than-anticipated mobilization and standby activity in the second quarter.
Currently, all 16 of our domestic drilling rigs are earning revenues, 14 of which are under term contracts, and seven of our eight rigs in Colombia are earning revenue, resulting in current utilization of 96%. The domestic new-build drilling rig is expected to begin operations in the first quarter of 2019.
Comments from our President and CEO
"Our second quarter results reflect solid top-line performance," said Wm. Stacy Locke, President and Chief Executive Officer. "Despite continued strong demand for our services, we experienced some higher-than-anticipated expenses in all businesses during the quarter, which impacted our bottom line.

"Our domestic drilling operations delivered another strong quarter of results with utilization of 100% and a margin per day of $9,550. Higher repair and maintenance costs, largely attributable to the timing of annual inspections and re-certifications of rig masts, substructures and mud pumps, depressed margin per day relative to the first quarter. Our 16 domestic drilling rigs performed very well during the quarter allowing us to renew several contracts at higher dayrates and for longer term contract durations. In addition, we executed a three-year term contract with an existing client for a new-build drilling rig. This new-build will require an incremental investment of approximately $10 million to complete and will utilize stacked equipment previously ordered in 2014. We expect the rig to begin operations in the Permian in the first quarter of 2019.
"Similarly, our seven operating rigs in Colombia performed well during the quarter; however, two of the rigs experienced unanticipated events that negatively impacted our margins. One rig had two long mobilizations during the quarter that resulted in less than 30 days of full dayrate revenues, and another rig was placed on standby for a portion of June. The outlook for Colombia is bright and we expect margins to gradually improve in future quarters.
“In production services, demand for our onshore services increased sequentially and remains stable. Our strategic focus continues to be on the key shale provinces in the U.S.; therefore, in June, we exited the wireline and coiled tubing offshore markets due to reduced activity, and began redeploying and divesting of certain assets. We absorbed some additional costs associated with this strategic decision in the second quarter.
"Both wireline and well services performed well in the quarter. Demand continued to weaken for small diameter coil services; however, demand for large diameter coil is robust. We took delivery of a new 2 3/8" coiled tubing unit in July and this unit immediately went to work. We have an additional large diameter coiled tubing unit scheduled for delivery in the fourth quarter of 2018.
"Lateral lengths are increasing in all shale plays in the U.S. driving increased demand for large diameter coil and greater pumping capacities. Some operators are preferring to perform drill outs with a well servicing rig rather than a coiled tubing unit. These operators also require larger pump capacities and other ancillary equipment. We are positioning Pioneer to be a leader in this ever-changing marketplace.

"While we have experienced some near-term activity moderation in wireline and coiled tubing, it is not related to softness in the Permian due to takeaway capacity limitations. Several of our key clients in other markets in the U.S. are temporarily delayed due to events such as changing out frac providers, permitting issues, and being caught up on their backlog of uncompleted wells, but we are optimistic that activity will increase in the fall. The vast majority of Pioneer's exposure to the Permian is in land contract drilling with eight rigs which are fully contracted through 2018 and much of 2019. While we have limited exposure to the Permian on the production services side of our business, we are currently evaluating new, higher-margin opportunities that we see developing there," Mr. Locke said.
Third Quarter 2018 Guidance
In the third quarter of 2018, revenue from our production services business segments is estimated to be down 3% to 5% as compared to the second quarter of 2018. Margin from our production services business is estimated to be 23% to 25% of revenue. Domestic drilling services rig utilization is expected to be 100% and generate average margins per day of approximately $9,700 to $10,200. International drilling services rig utilization is estimated to average 85% to 87% and generate average margins per day of approximately $8,000 to $9,000.
Liquidity
Working capital at June 30, 2018 was $116.9 million, down from $130.6 million at December 31, 2017. Cash and cash equivalents, including restricted cash, were $63.5 million, down from $75.6 million at year-end 2017. In the first half of 2018, we used $31.5 million of cash for the purchase of property and equipment, and our cash provided by operations was $17.1 million.
Capital Expenditures
Cash capital expenditures during the six months ended June 30, 2018 were $31.5 million, including capitalized interest. We estimate total cash capital expenditures for 2018 to be approximately $65 million to $70 million, which includes $23 million for two large-diameter coiled tubing units, one of which was delivered in early July, three wireline units, two of which were delivered in January, high-pressure pump packages for completion operations, and the construction of the new-build drilling rig expected to be completed in 2019.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until August 7th. To access the replay, dial (201) 612-7415 and enter the pass code 13681398.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2017, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017

Revenues	$154,782	$107,130	$144,478	$299,260	$202,887

Costs and expenses:
Operating costs	114,197	79,059	102,766	216,963	151,787
Depreciation and amortization	23,287	24,740	23,747	47,034	49,732
General and administrative	24,829	16,112	19,194	44,023	33,856
Bad debt recovery, net of expense	(370)	(226)	(52)	(422)	(589)
Impairment	2,368	795	—	2,368	795
Gain on dispositions of property and equipment, net	(726)	(621)	(335)	(1,061)	(1,092)
Total costs and expenses	163,585	119,859	145,320	308,905	234,489
Loss from operations	(8,803)	(12,729)	(842)	(9,645)	(31,602)

Other income (expense):
Interest expense, net of interest capitalized	(9,642)	(6,418)	(9,513)	(19,155)	(12,477)
Other income (expense), net	44	73	504	548	(71)
Total other expense, net	(9,598)	(6,345)	(9,009)	(18,607)	(12,548)

Loss before income taxes	(18,401)	(19,074)	(9,851)	(28,252)	(44,150)
Income tax (expense) benefit	249	(1,135)	(1,288)	(1,039)	(1,183)
Net loss	$(18,152)	$(20,209)	$(11,139)	$(29,291)	$(45,333)

Loss per common share:
Basic	$(0.23)	$(0.26)	$(0.14)	$(0.38)	$(0.59)
Diluted	$(0.23)	$(0.26)	$(0.14)	$(0.38)	$(0.59)

Weighted-average number of shares outstanding:
Basic	77,944	77,377	77,606	77,776	77,225
Diluted	77,944	77,377	77,606	77,776	77,225

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$61,517	$73,640
Restricted cash	2,000	2,008
Receivables, net of allowance for doubtful accounts	126,826	113,005
Inventory	17,719	14,057
Assets held for sale	6,433	6,620
Prepaid expenses and other current assets	6,710	6,229
Total current assets	221,205	215,559

Net property and equipment	533,277	549,623
Other noncurrent assets	2,562	1,687
Total assets	$757,044	$766,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,014	$29,538
Deferred revenues	1,921	905
Accrued expenses	64,348	54,471
Total current liabilities	104,283	84,914

Long-term debt, less unamortized discount and debt issuance costs	463,072	461,665
Deferred income taxes	3,429	3,151
Other noncurrent liabilities	3,569	7,043
Total liabilities	574,353	556,773
Total shareholders’ equity	182,691	210,096
Total liabilities and shareholders’ equity	$757,044	$766,869

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(29,291)	$(45,333)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	47,034	49,732
Allowance for doubtful accounts, net of recoveries	(422)	(589)
Gain on dispositions of property and equipment, net	(1,061)	(1,092)
Stock-based compensation expense	2,356	2,335
Amortization of debt issuance costs and discount	1,422	930
Impairment	2,368	795
Deferred income taxes	273	768
Change in other noncurrent assets	(199)	299
Change in other noncurrent liabilities	(3,480)	(1,563)
Changes in current assets and liabilities	(1,875)	(22,579)
Net cash provided by (used in) operating activities	17,125	(16,297)

Cash flows from investing activities:
Purchases of property and equipment	(31,485)	(40,032)
Proceeds from sale of property and equipment	2,225	7,748
Proceeds from insurance recoveries	541	3,119
Net cash used in investing activities	(28,719)	(29,165)

Cash flows from financing activities:
Debt repayments	—	(12,305)
Proceeds from issuance of debt	—	55,000
Proceeds from exercise of options	12	—
Purchase of treasury stock	(549)	(533)
Net cash provided by (used in) financing activities	(537)	42,162

Net decrease in cash, cash equivalents and restricted cash	(12,131)	(3,300)
Beginning cash, cash equivalents and restricted cash	75,648	10,194
Ending cash, cash equivalents and restricted cash	$63,517	$6,894

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Revenues:
Domestic drilling	$35,634	$30,473	$35,926	$71,560	$58,818
International drilling	21,773	8,306	17,611	39,384	18,977
Drilling services	57,407	38,779	53,537	110,944	77,795
Well servicing	23,162	21,017	21,114	44,276	39,751
Wireline services	62,137	39,832	56,601	118,738	72,378
Coiled tubing services	12,076	7,502	13,226	25,302	12,963
Production services	97,375	68,351	90,941	188,316	125,092
Consolidated revenues	$154,782	$107,130	$144,478	$299,260	$202,887

Operating costs:
Domestic drilling	$21,749	$20,380	$20,898	$42,647	$39,889
International drilling	17,064	5,968	12,961	30,025	13,566
Drilling services	38,813	26,348	33,859	72,672	53,455
Well servicing	16,680	15,091	15,570	32,250	29,128
Wireline services	46,716	30,032	42,486	89,202	55,978
Coiled tubing services	11,988	7,588	10,851	22,839	13,226
Production services	75,384	52,711	68,907	144,291	98,332
Consolidated operating costs	$114,197	$79,059	$102,766	$216,963	$151,787

Gross margin:
Domestic drilling	$13,885	$10,093	$15,028	$28,913	$18,929
International drilling	4,709	2,338	4,650	9,359	5,411
Drilling services	18,594	12,431	19,678	38,272	24,340
Well servicing	6,482	5,926	5,544	12,026	10,623
Wireline services	15,421	9,800	14,115	29,536	16,400
Coiled tubing services	88	(86)	2,375	2,463	(263)
Production services	21,991	15,640	22,034	44,025	26,760
Consolidated gross margin	$40,585	$28,071	$41,712	$82,297	$51,100

Consolidated:
Net loss	$(18,152)	$(20,209)	$(11,139)	$(29,291)	$(45,333)
Adjusted EBITDA (1)	$16,896	$12,879	$23,409	$40,305	$18,854

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 13.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017

Domestic drilling:
Average number of drilling rigs	16	16	16	16	16
Utilization rate	100%	92%	100%	100%	89%
Revenue days	1,454	1,345	1,440	2,894	2,580

Average revenues per day	$24,508	$22,657	$24,949	$24,727	$22,798
Average operating costs per day	14,958	15,152	14,513	14,736	15,461
Average margin per day	$9,550	$7,505	$10,436	$9,991	$7,337

International drilling:
Average number of drilling rigs	8	8	8	8	8
Utilization rate	85%	36%	76%	81%	40%
Revenue days	621	262	550	1,171	582

Average revenues per day	$35,061	$31,702	$32,020	$33,633	$32,607
Average operating costs per day	27,478	22,779	23,565	25,640	23,309
Average margin per day	$7,583	$8,923	$8,455	$7,993	$9,298

Drilling services business:
Average number of drilling rigs	24	24	24	24	24
Utilization rate	95%	74%	92%	94%	73%
Revenue days	2,075	1,607	1,990	4,065	3,162

Average revenues per day	$27,666	$24,131	$26,903	$27,292	$24,603
Average operating costs per day	18,705	16,396	17,015	17,877	16,905
Average margin per day	$8,961	$7,735	$9,888	$9,415	$7,698

Well servicing:
Average number of rigs	125	125	125	125	125
Utilization rate	49%	47%	47%	48%	45%
Rig hours	42,871	40,880	40,774	83,645	78,589
Average revenue per hour	$540	$514	$518	$529	$506

Wireline services:
Average number of units	108	114	110	108	114
Number of jobs	3,022	2,908	2,830	5,852	5,762
Average revenue per job	$20,562	$13,697	$20,000	$20,290	$12,561

Coiled tubing services:
Average number of units	14	17	14	14	17
Revenue days	350	400	414	764	738
Average revenue per day	$34,503	$18,755	$31,947	$33,118	$17,565

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017

Net loss as reported	$(18,152)	$(20,209)	$(11,139)	$(29,291)	$(45,333)

Depreciation and amortization	23,287	24,740	23,747	47,034	49,732
Impairment	2,368	795	—	2,368	795
Interest expense	9,642	6,418	9,513	19,155	12,477
Income tax expense (benefit)	(249)	1,135	1,288	1,039	1,183
Adjusted EBITDA(1)	16,896	12,879	23,409	40,305	18,854

General and administrative	24,829	16,112	19,194	44,023	33,856
Bad debt recovery, net of expense	(370)	(226)	(52)	(422)	(589)
Gain on dispositions of property and equipment, net	(726)	(621)	(335)	(1,061)	(1,092)
Other expense (income)	(44)	(73)	(504)	(548)	71
Consolidated gross margin	$40,585	$28,071	$41,712	$82,297	$51,100

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	June 30,		March 31,
	2018	2017	2018

Net loss as reported	$(18,152)	$(20,209)	$(11,139)
Impairment	2,368	795	—
Tax benefit related to adjustments	(556)	(295)	—
Valuation allowance adjustments on deferred tax assets	1,501	3,492	4,190
Adjusted net loss(2)	$(14,839)	$(16,217)	$(6,949)

Basic weighted average number of shares outstanding, as reported	77,944	77,377	77,606
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	77,944	77,377	77,606

Adjusted (diluted) EPS(3)	$(0.19)	$(0.21)	$(0.09)

Diluted EPS as reported	$(0.23)	$(0.26)	$(0.14)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of July 31, 2018

	Multi-well, Pad-capable
Drilling Services Business Segments:	AC rigs	SCR rigs	Total
Domestic drilling	16	—	16
International drilling	—	8	8
			24

Production Services Business Segments:	550 HP	600 HP	Total
Well servicing rigs, by horsepower (HP) rating	113	12	125

	Onshore	Offshore	Total
Wireline services units	104	—	104
Coiled tubing services units	9	2	11